EXHIBIT 22

                        FORM OF SEVERANCE AGREEMENT

              THIS AGREEMENT, dated June __ , 1997, is made by and between Healthsource, Inc., a New Hampshire corporation (the
     "Company"), and _________________ (the "Executive").

              WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and

              WHEREAS, the Company has entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 27, 1997, by and among the Company, CIGNA Corporation, a Delaware corporation and CHC Acquisition Corp., a New Hampshire corporation; and

              WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.

              NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

              1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

              2. Term of Agreement. The Term of this Agreement shall commence on the date hereof and shall continue in effect until the second anniversary of the consummation of the Offer.

              3. Company's Covenants Summarized. In order to induce the Executive to remain in the employ of the Company, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. Except as provided in Section 8.1 hereof, no Severance Payments shall be payable under this Agreement unless there shall have been a termination of the Executive's employment with the Company following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

              4.  Compensation Other Than Severance Payments.

              4.1 If the Executive's employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay the Executive's full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

              4.2 If the Executive's employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the Executive's normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

              5.  Severance Payments.

              5.1 If the Executive's employment is terminated following a Change in Control and during the Term, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then in either such case, the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 5.1 ("Severance Payments") and Section 5.2, in addition to any payments and benefits to which the Executive is entitled under
     Section 4 hereof.

              (A) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive under any severance plan or program maintained by the Company (including, without limitation, any severance benefit payable under that certain agreement (the "Existing Agreement"), dated as of ________________, by and between the Executive and the Company), the Company shall pay to the Executive a lump sum severance payment, in cash, equal to two (2) times the sum of (i) the Executive's base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (ii) the maximum amount of annual bonus that could be earned by the Executive pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination or, if higher, in respect of the fiscal year in which occurs the first event or circumstance constituting Good Reason.
          As of the date hereof, the Executive's base salary is $________ and the Executive's maximum annual bonus is ___% of such base salary.

              (B) For the two (2) year period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents life, disability, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to the Executive than had the Executive remained employed by the Company during such period. Benefits otherwise receivable by the Executive pursuant to this Section 5.1(B) shall be reduced to the extent benefits of the same type are received by or made available to the Executive by a subsequent employer during the two (2) year period following the Executive's termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over the cost the Executive would have incurred for such benefits had the Executive remained employed by the Company during such period.

              (C) Notwithstanding any provision of any annual incentive plan to the contrary, the Company shall pay to the Executive a lump sum amount, in cash, equal to a pro rata portion to the Date of Termination of the aggregate value of the bonus payment the Executive would have received for the year including the Date of Termination, calculated by multiplying the bonus that the Executive would have earned for such year, assuming the achievement, at the level that
          would produce an award equal to          % of the
          Executive's base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, of the individual and corporate performance goals established with respect to such bonus, by the fraction obtained by dividing the number of full months and any fractional portion of a month during such year through the Date of Termination by twelve.

              (D) The Company shall (i) reimburse the Executive for outplacement services suitable to the Executive's position for a period of one year or, if earlier, until the first acceptance by the Executive of an offer of employment, (ii) reimburse the Executive for financial planning services for a period of one year and (iii) provide the Executive with reasonable office space and secretarial services for a period of two (2) years. The outplacement services referred to under clause (i) above shall be no less favorable to the Executive than the outplacement services provided under any plan, program or arrangement by CIGNA Corporation to any of its senior executive officers.

              5.2 (A) If the Executive becomes entitled to the Severance Payments and, if any of the payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, CIGNA Corporation or any Person affiliated with the Company or CIGNA Corporation) (such payments or benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the Excise Tax, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment (but not taking into account any federal, state or local income or employment tax otherwise payable with respect to the Total Payments), shall be equal to the Total Payments.

              (B) Subject to the provisions of Section 5.2(C), all determinations required to be made under this Section 5.2, including whether a Gross-Up Payment is required and the amount of the Gross-Up Payment, shall be made by a nationally recognized accounting firm designated by the Company, which is not and was not immediately prior to the Change in Control serving as accountant or auditor for CIGNA Corporation or the Company (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Company and to the Executive within thirty (30) days of the Date of Termination or such earlier date as may be requested by the Company; provided, however that if, pursuant to Section 5.3, the payment of amounts due under Sections 5.1(A) and/or (C) is delayed due to the inability to finally determine such amounts within the specified period, the time for the Accounting Firm to provide such supporting calculations may be similarly extended. Any Gross-Up Payment, as determined pursuant to this Section 5.2, shall be paid to the Executive within ten
          (10) business days of the Accounting Firm's determination. The Accounting Firm shall furnish the Executive with its opinion that the filing by the Executive of the Executive's federal income tax return in accordance with the Accounting Firm's determination (or redetermination in accordance with Section 5.2(C) below) will not result in the imposition of a negligence or similar penalty on the Executive; provided, however, that if the opinion of the Accounting Firm cannot be obtained using reasonable efforts and at a reasonable cost the Company shall provide the Executive such other written advice of the Accounting Firm as shall be reasonably obtainable. Any determination by the Accounting Firm shall be binding on the Executive and the Company. For purposes of determining the amount of the Gross-Up Payment, unless the facts clearly indicate otherwise, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 5.2), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

              (C) In the event that the Excise Tax is Finally Determined (as defined below) to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within ten (10) business days following the time that the amount of such reduction in the Excise Tax is Finally Determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes), plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is Finally Determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within ten (10) business days following the time that the amount of such excess is Finally Determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments. The Executive shall provide the Company with prompt notice of any claims by the Internal Revenue Service (the "Service") that, if successful, would require payment of an additional Gross-Up Payment, shall permit the Company to determine whether to contest such claims (at the Company's own expense, holding the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses), shall permit the Company to participate in any proceedings relating to such claims, and shall take such actions and provide such information in connection with such claims as the Company shall reasonably direct and request. For purposes of this Section 5.2(C), "Finally Determined" means, with respect to any change in the amount of the Excise Tax taken into account in calculating the Gross-Up Payment, (i) when the change originates with a claim by the Service, a determination by the final administrative or judicial tribunal to which the matter is appealed; or (ii) in all other cases, when circumstances so require, a redetermination of the amount of the Excise Tax by the Accounting Firm.

              5.3  The payments provided in subsections (A) and (C) of
     Section 5.1 hereof shall be made not later than the fifteenth day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the sixtieth (60th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the tenth (10th) business day after demand by the Company (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code). At or within a reasonable time after the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from the Accounting Firm or other advisors or consultants (and any such opinions or advice which are in writing, to the extent not subject to a valid claim of privilege by the Company, shall be attached to the statement).

              5.4 The Company also shall pay to the Executive all legal and accounting fees and expenses incurred by the Executive in seeking to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within ten (10) business days after receipt by the Company of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

                   6.  Termination Procedures and Compensation During
          Dispute.

                   6.1 Notice of Termination. After a Change in Control and during the Term, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 9 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a certification that the evidence in support of such termination has been reviewed by the Committee and has been determined to constitute sufficient grounds for such termination. After receipt of a Notice of Termination for Cause, the Executive or his counsel may submit a written statement to the Company before the effective date of the termination explaining why such a termination for Cause would constitute a breach of the Severance Agreement. If such a statement is submitted, the Company shall determine in good faith whether to proceed with, delay or rescind the Executive's termination for Cause. Any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Section 6.1 shall not be effective, and the Company shall continue to pay the Executive his regular compensation (including, but not limited to, salary) and continue Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating on the date of the purported termination until the Executive's actual Date of Termination.

                   6.2 Date of Termination. "Date of Termination," with respect to any purported termination of the Executive's employment after a Change in Control and during the Term, shall mean (i) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and (ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

                   6.3  Dispute Concerning Termination.  If within fifteen
          (15) days after any Notice of Termination by the Company for Cause or by the Executive for Good Reason is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 6.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (i) the date on which the Term ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence; and provided further, that the Date of Termination shall not be extended beyond the date that the arbitrator acting pursuant to the following sentence determines that the conditions of this Section 6.3 (including, but not limited to, the preceding proviso) have not been, or are no longer, satisfied. For purposes of this Section 6.3, the dispute resolution process under Section 13.1 shall not apply, and "reasonable diligence" shall not exist unless the party giving notice institutes an arbitration under Section 13.2 (by sending the other party a demand for arbitration) within fifteen
          (15) business days after sending the other party the notice of dispute concerning the termination.

                   6.4 Compensation During Dispute. If a purported termination of the Executive's employment occurs following a Change in Control and during the Term and the Date of Termination is extended in accordance with Section 6.3 hereof, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with Section 6.3 hereof. Amounts paid under this Section 6.4 are in addition to all other amounts due under this Agreement (other than those due under Section 4.2 hereof) and shall not be offset against or reduce any other amounts due under this Agreement.

                   7. No Mitigation. The Company agrees that, if the Executive's employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 5 hereof or Section
          6.4 hereof. Further, the amount of any payment or benefit provided for in this Agreement (except as specifically provided in Section 5.1(B) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

                   8.  Successors; Binding Agreement.

                   8.1 In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

                   8.2 This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

                   9. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive's signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

                         To the Company:

                         Healthsource, Inc.
                         Two College Park Drive
                         Hooksett, New Hampshire  03106
                         Attention:  President

                   10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party; provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive's employment with the Company (including without limitation the Existing Agreement) only in the event that the Executive's employment with the Company is terminated on or following a Change in Control, by the Company other than for Cause or by the Executive for Good Reason; and provided further, that this Agreement shall not supersede any confidentiality, noncompete or nonsolicitation agreement or any such provisions contained in the Existing Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Hampshire without giving effect to the principles of conflicts of law thereof. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 5 and 6 hereof) shall survive such expiration.

                   11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                   12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

                   13.  Settlement of Disputes; Arbitration.

                   13.1 All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Committee and shall be in writing. Any denial by the Committee of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Committee shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Committee a decision of the Committee within sixty (60) days after notification by the Committee that the Executive's claim has been denied.

                   13.2 Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Manchester, New Hampshire in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance from a court of competent jurisdiction of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

                   13.3 This Agreement shall be subject to Chapter 542 of New Hampshire Revised Statutes Annotated.

                   14. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:
                   (A) "Accounting Firm" shall have the meaning set forth in Section 5.2(B) hereof.
                   (B) "Board" shall mean the Board of Directors of the Company.
                   (C) "Cause" for termination by the Company of the Executive's employment shall mean (i) the Executive's commission of any fraud or embezzlement against the Company,
               (ii) the willful and continued refusal by the Executive to perform the Executive's duties with the Company or the willful and continued refusal by the Executive to comply with the directives of superiors (other than any such refusal resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 6.1 hereof) in each case after (A) a written demand for performance is delivered to the Executive by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has not complied with the directives of superiors or has not performed the Executive's duties and (B) the failure by the Executive to cure such conduct within 10 days after the Executive's receipt of such written demand, (iii) the Executive's conviction of a felony or (iv) the execution of an order by, or an agreement by the Executive with, an appropriate governmental health care regulatory agency removing or otherwise disqualifying the Executive from employment with the Company or any of its affiliates. For purposes of clause (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company. In the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Committee by clear and convincing evidence that Cause exists.
                   (D) A "Change in Control" shall mean the consummation of the Offer.
                   (E) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.
                   (F) "Committee" shall mean three individuals selected by the President of CIGNA Corporation's Healthcare Division with the concurrence of CIGNA Corporation's senior human resources officer.
                   (G) "Company" shall mean Healthsource, Inc. and shall include (i) any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise and (ii) where applicable, any subsidiary of Healthsource, Inc. by which the Executive is employed.
                   (H) "Date of Termination" shall have the meaning set forth in Section 6.2 hereof.
                   (I) "Disability" shall be deemed the reason for the termination by the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.
                   (J) "Excise Tax" shall mean any excise tax imposed under section 4999 of the Code.
                   (K) "Executive" shall mean the individual named in the first paragraph of this Agreement.
                   (L) "Existing Agreement" shall have the meaning set forth in Section 5.1(A) hereof.
                   (M) "Finally Determined" shall have the meaning set forth in Section 5.2(C) hereof.
                   (N) "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (I) or (IV) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:
                         (I)  any material adverse change to the
                   Executive's title or office or any material diminution of the Executive's duties, responsibilities or authority;
                         (II)  a reduction by the Company in the
                   Executive's total compensation (including the Executive's opportunity to earn incentive compensation) as in effect on the date hereof; or
                         (III) the relocation of the Executive's principal place of employment to a location more than 35 miles from each of the Executive's principal place of employment as of the date hereof and the Executive's primary residence as of the date hereof.

               The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.For purposes of clause (I) of this definition, no adverse change or diminution shall be deemed "material" unless it is of such magnitude that a reasonable individual in the employee's position would view such change as "material." In addition, the following is a non-exhaustive list of changes deemed not to be material adverse changes or diminutions under clause (I):

               (1) the mere consummation or closing of any transaction by which the Company becomes a subsidiary of Parent; provided however, that changes in the Executive's title, office duties, responsibilities or authority arising out of or otherwise related to such consummation shall not be excluded by virtue of this paragraph (1);
               (2) any change in duties, responsibilities or authority in the nature of a promotion with a commensurate increase in compensation;
               (3) the assignment or transfer to a temporary and part-time position on any group, team or unit with responsibility for combining or integrating the business and operations of the Company and Parent's HealthCare Division provided that the duties and responsibilities associated with such position are consistent with the Executive's other duties and responsibilities.
                   (O) "Gross-Up Payment" shall have the meaning set forth in Section 5.2 hereof.
                   (P) "Merger Agreement" shall have the meaning set forth in the second WHEREAS clause of this Agreement.
                   (Q) "Notice of Termination" shall have the meaning set forth in Section 6.1 hereof.
                   (R) "Offer" shall have the meaning set forth in the Merger Agreement.
                   (S)  "Service" shall have the meaning set forth in
               Section 5.2(C) hereof.
                   (T) "Severance Payments" shall have the meaning set forth in Section 5.1 hereof.
                   (U)  "Term" shall mean the period of time described in
               Section 2 hereof.
                   (V) "Total Payments" shall mean those payments so described in Section 5.2(A) hereof.

                                                  Healthsource, Inc.

                                                  By:_____________________
                                                  Name:
                                                  Title:

                                                  _______________________
                                                  Executive

                                                  Address:

                                                  _______________________

                                                  _______________________

                                                  _______________________